AUTOMATIC DATA PROCESSING, INC.


              Supplement dated August 16, 1995
             to Prospectus dated August 14, 1995



          The  Cover  Page  and  "Plan  of  Distribution"  section of the

Prospectus are amended to add:



          "The Company has agreed to indemnify certain broker-dealers who effect transactions in the Shares against certain liabilities,  including liabilities under the Securities Act."